Exhibit 8.1

orrick, herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, California 94105-2669 tel +1-415-773-5700 fax +1-415-773-5759 www.orrick.com

January 5, 2015

Transition Therapeutics Inc.
101 College Avenue, Suite 220

Toronto, Ontario, Canada M5G 1L7

Ladies and Gentlemen:

We have acted as special counsel to Transition Therapeutics Inc., a corporation organized under the laws of Ontario, Canada (the “Company”), in connection with (i) the preparation of the Registration Statement on Form F-3 filed by the Company with the Securities and Exchange Commission (the “Commission”) on July 10, 2013 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”) of the offering and sale (the “Offering”) of common shares of the Company (“Common Shares”) for an aggregate offering price of up to $25 million to be determined at the time of the Offering, and (ii) the preparation of the Prospectus Supplement dated January 5, 2015 (the “Prospectus Supplement”) in respect of the Offering which accompanies the base prospectus contained in the Registration Statement.

In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in the Registration Statement and the Prospectus Supplement and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above. We have no reason to believe that such facts, information, covenants and representations are not true, but have not attempted to verify them independently and expressly disclaim an opinion as to their validity and accuracy.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

The opinion expressed in this letter is based on the provisions of the Internal Revenue Code of 1986, as amended, final, temporary and proposed Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis). No ruling from the Internal Revenue Service (the “IRS”) has been or will be sought on any issues related to the acquisition, ownership or disposition of the Common Shares, and there can be no assurance that the IRS will not take a contrary view. Although our opinion expressed in this letter represents our best judgment as to the matters addressed, our opinion has no binding effect on the IRS or the courts.

Transition Therapeutics Inc.

January 5, 2015

Based upon and subject to the foregoing, and subject to the qualifications set forth herein, the discussion under the heading “Certain Income Tax Considerations – United States Federal Income Taxation” contained in the Prospectus Supplement, insofar as it relates to statements of law and legal conclusions, constitutes our opinion regarding such matters as of the date hereof.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, relating to the Company or the Common Shares or of any transactions related to or undertaken in connection with the issuance and sale of the Common Shares. We are furnishing this opinion to you solely in connection with the Registration Statement and the Prospectus Supplement. We consent to the filing of this opinion as an exhibit to the Report of Foreign Private Issuer on Form 6-K to which this opinion is filed as an exhibit. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder, nor do we thereby admit that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement or the Prospectus Supplement, including this opinion letter as an exhibit or otherwise. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP